Exhibit (c)

The update to the annual budget for the Registrant as set forth in the Update to the Program
Document for 2005-2008 (Nota di Aggiornamento al Documento di Programmazione Economico-
Finanziaria per gli anni 2005-2008), dated September 29, 2004 and in the Annual Program Report for 2005 (Relazione Previsionale e Programmatica per il 2005), dated September 29, 2004, filed in paper format under cover of Form SE on January 12, 2005